PROSPECTUS and	PRICING SUPPLEMENT NO. 17
PROSPECTUS SUPPLEMENT, each	Dated 30 January 2008
Dated 14 October 2005	Commission File No.: 333-128071
CUSIP: 24422EQN2	Filed pursuant to Rule 424(b)(3)

U.S. $2,320,850,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES D

due from 9 Months to 30 Years from Date of Issue

The Notes offered here are a further issuance of the floating rate medium-term Notes due 18 January 2011 and are in addition to the $350,000,000 principal amount of the Notes issued on 17 January 2008.  The Notes will have the same CUSIP Number as the previously issued floating rate Notes.  The initial price to the public of 100.1513% of the principal amount does not include accrued interest.  Accrued interest on the Notes also must be paid by the purchaser for the period from 17 January 2008 to the settlement date, which is expected to be 4 February 2008.

Original Issue:	4 February 2008

Maturity Date:	18 January 2011

Principal Amount:	$75,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
(Screen LIBOR01 Page)

Index Maturity:	3 Month

Spread:	LIBOR+ 70 bps

Initial Interest
Determination Date:	15 January 2008

Initial Interest Rate:	4.6975%

Day Count Convention:	Actual/360

Interest Reset Dates:	Quarterly on the 18th (or next Business Day) of January, April, July, and October beginning 18 April 2008

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Dates

Interest Payment Dates:	Quarterly on the 18th (or next Business Day) of January, April, July, and October commencing on 18 April 2008

Interest Payment Date Convention:	Modified Following, Adjusted

Regular Record Dates:	Close of business on the 15th calendar day (whether or not a Business Day) preceding the related Interest Payment Date

Redemption Provisions:	None

Denominations:	$1,000

Plan of Distribution:	Name	Principal Amount
		Of Notes
	Merrill Lynch, Pierce,
	Fenner & Smith
	Incorporated	$75,000,000

	The above Agent has agreed to purchase the respective principal amount of Notes, opposite its name as principal, at a price of 99.8763%, plus accrued interest from 17 January 2008.

Merrill Lynch, Pierce, Fenner & Smith Incorporated is the Book-Running Manager.